Exhibit 2.6

December 21, 2005

Applied Digital Solutions, Inc.

1690 South Congress Ave., Ste. 200

Delray Beach, FL 33445

Attention: Evan McKeown, CFO

Dear Evan:

Reference is made to the acquisition, by VeriChip Inc. (“VCI”), of Instantel, Inc (the “Acquisition”). In connection with the Acquisition, VCI is obligated to make a deferred payment to the sellers of up to $3 million (the “Second Payment”). In a definitive agreement in connection with the Acquisition, Applied Digital Solutions, Inc. (“AD”) guaranteed that VCI’s Second Payment obligation. This letter shall confirm the following: should VCI fail to make the Second Payment, and should AD be called upon under the guarantee to satisfy such Second Payment, then VeriChip Corporation (the parent of VCI) and VCI will, jointly and severally, indemnify AD for its actual out-of-pocket costs (valuing any stock conveyed at its fair market value) in honoring such guarantee. This letter confirms the arrangement that was determined at the time of the Acquisition (in connection with which AD provided substantial funds to VCI to allow VCI to effect the Acquisition).

Very truly yours,

VERICHIP CORPORATION

By:	/s/ Kevin McLaughlin
Name: Kevin McLaughlin
Title: CEO

VERICHIP INC.

By:	/s/ Kevin McLaughlin
Name: Kevin McLaughlin
Title: CEO

Accepted:

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Evan McKeown
Evan McKeown CFO